Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cache, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-65113, 333-84848, 333-96717 and 333-110553) on Forms S-8 of Cache, Inc. of our report dated March 15, 2005, with respect to the consolidated statements of income, stockholders’ equity, and cash flows, for the year ended January 1, 2005, which report appears in the December 30, 2006 annual report on Form 10-K of Cache, Inc.

/s/ KPMG LLP

New York, New York

March 15, 2007